                                                                     Exhibit 2.2

                    ----------------------------------------





                               PURCHASE AGREEMENT



                                      among



                            COLE NATIONAL CORPORATION



                                       and



                              HAL INVESTMENTS B.V.




                         Dated as of 24 September, 1996



                    ----------------------------------------

                                TABLE OF CONTENTS
                                -----------------


                                                                         PAGE
                                                                         ----
ARTICLE 1             DEFINITIONS.........................................  2
         Section 1.1  Specific Definitions................................  2
         Section 1.2  Other Terms.........................................  6
         Section 1.3  Other Definitional Provisions.......................  6

ARTICLE 2             PURCHASE AND SALE OF THE SHARES AND CERTAIN
                      ASSETS..............................................  6
         Section 2.1  Purchase and Sale of the Shares and the
                      Other Assets........................................  6
         Section 2.2  Closing; Delivery and Payment.......................  6

ARTICLE 3             REPRESENTATIONS AND WARRANTIES OF CNC...............  7
         Section 3.1  Organization and Authority of CNC...................  7
         Section 3.2  Capital Stock of Pearle B.V.........................  8
         Section 3.3  European Intellectual Property......................  9
         Section 3.4  Representations and Warranties under
                      Master Agreement....................................  9
         Section 3.5  No Other Representations or Warranties..............  9

ARTICLE 4             REPRESENTATIONS AND WARRANTIES OF BUYER............. 10
         Section 4.1  Organization and Authority of Buyer................. 10
         Section 4.2  Securities Act...................................... 11
         Section 4.3  No Other Representations or Warranties.............. 11

ARTICLE 5             ENFORCEMENT, COOPERATION AND CERTAIN OTHER
                      COVENANTS........................................... 12
         Section 5.1  Enforcement......................................... 12
         Section 5.2  Enforcement of Master Agreement Non-
                      Compete............................................. 13
         Section 5.3  Cooperation......................................... 13

ARTICLE 6             NON-COMPETE......................................... 14
         Section 6.1  CNC's Covenant Not-to-Compete....................... 14
         Section 6.2  Buyer's Covenant Not-to-Compete..................... 15
         Section 6.3  Injunctive Relief................................... 15
         Section 6.4  Hiring of Employees................................. 16

ARTICLE 7             CONDITIONS TO CLOSING............................... 16
         Section 7.1  Conditions to Obligations of Buyer.................. 16
         Section 7.2  Conditions to Obligations of Buyer and
                      CNC................................................. 17

ARTICLE 8             TERMINATION......................................... 17

ARTICLE 9             MISCELLANEOUS....................................... 18

                                TABLE OF CONTENTS
                                -----------------
                                   (continued)

                                                                         PAGE
                                                                         ----

         Section 9.1  Amendment and Modification; Waiver.................. 18
         Section 9.2  Expenses............................................ 18
         Section 9.3  Public Disclosure................................... 19
         Section 9.4  Assignment.......................................... 19
         Section 9.5  Entire Agreement.................................... 20
         Section 9.6  Fulfillment of Obligations.......................... 20
         Section 9.7  Parties in Interest; No Third Party
                      Beneficiaries....................................... 20
         Section 9.8  Counterparts........................................ 20
         Section 9.9  Section Headings.................................... 21
         Section 9.10 Notices............................................. 21
         Section 9.11 Mediation........................................... 22
         Section 9.12 Severability........................................ 23



                               PURCHASE AGREEMENT

                  PURCHASE AGREEMENT (the "Agreement"), dated as of 24 September, 1996, among COLE NATIONAL CORPORATION, a Delaware corporation ("CNC"), and HAL Investments B.V., a company organized under the laws of the Netherlands ("HAL").
                              W I T N E S S E T H:

                  WHEREAS, CNC is purchasing all of the issued and outstanding shares of capital stock of Pearle, Inc., a Delaware corporation, pursuant to that certain Stock Purchase Agreement among The Pillsbury Company ("Pillsbury"), Pearle, Inc. and CNC, dated as of September 30, 1996 (the "Master Agreement");

                  WHEREAS, Pearle Holdings B.V., a company organized under the laws of the Netherlands ("Pearle B.V."), is a wholly-owned subsidiary of Pearle, Inc;
                  WHEREAS, after consummation of the transactions contemplated by the Master Agreement, CNC will own indirectly all of the issued and outstanding shares of capital stock of Pearle B.V.;

                  WHEREAS, CNC desires to sell and transfer to Buyer, and Buyer desires to purchase from CNC, all of the issued and outstanding shares of Pearle B.V. capital stock (consisting of 500 shares of common stock, par value NLG 1,000.00 per share (the "Shares")), together with certain assets, as more specifically provided herein; and

                  NOW, THEREFORE, in consideration of the mutual covenants and undertakings contained herein, and subject to and on the terms and conditions herein set forth, the parties hereto agree as follows:

                                    ARTICLE 1

                                   DEFINITIONS
                                   -----------

                  Section 1.1 SPECIFIC DEFINITIONS. As used in this Agreement, the following terms shall have the meanings set forth or as referenced below:

                  "AFFILIATE", as applied to any Person, means any other Person directly or indirectly controlling, controlled by or under common control with that Person.
                  "AGREEMENT" shall mean this Agreement and all Schedules hereto.
                  "BELGIAN CONTRACTS" shall mean the GIB Contract, the Agency Agreement by and between Pearle Vision, Inc., as successor to Pearle Health Services Inc., Brilmij Maatschappij Tot Exploitatie Van Optiek Bedrijven B.V. and GB.Inno.BM S.A., dated November 1, 1985, as amended, and all franchising agreements for franchises in the countries of Belgium or Luxembourg to which Pearle Vision, Inc., as successor to Pearle Health Services Inc., and GIB are parties, all as they exist as of the Closing Date.

                  "BELGIAN ROYALTY PAYMENTS" shall mean the royalty payments paid under the Belgian Contracts.

                  "BUSINESS DAY" shall mean any day other than a Saturday, a Sunday or a day on which banks in New York City, New York or Rotterdam, the Netherlands are authorized or obligated by law or executive order to close.

                  "BUYER" shall mean HAL, until HAL has assigned this Agreement pursuant to Section 9.4 and, thereafter, shall mean Newco.

                  "BUYER'S TERRITORY" shall mean the now existing European Union countries, the no existing European Free Trade Association countries, Albania, Andorra, Belarus, Bulgaria, the Czech Republic, Cyprus, Estonia, Hungary, Latvia, Lithuania, Malta, Poland, Romania, Russia, Slovakia, Slovenia, Turkey, Ukraine, the former Yugoslavia and any other territories that as of the date hereof are usually referred to as being part of Europe.

                  "CLOSING" shall have the meaning set forth in
Section 2.2(a).

                  "CLOSING DATE" shall have the meaning set forth in
Section 2.2(a).

                  "CNC" shall have the meaning set forth in the Preamble.

                  "CNC'S TERRITORY" shall mean all territories in the world except those territories specifically in Buyer's Territory.

                  "ENCUMBRANCES" shall have the meaning set forth in
Section 3.3.

                  "EUROPEAN INTELLECTUAL PROPERTY RIGHTS" shall mean the Intellectual Property rights to be assigned to Buyer pursuant to the Trademark Assignment Agreement.

                  "GIB" shall mean GB.Inno.BM S.A. or any successor or Affiliate thereof.

                  "GIB CONTRACT" shall mean the Sales, Marketing and Distribution Agreement between Pearle Vision, Inc., as successor to Pearle Health Services Inc., Brilmij Maatschappij Tot Exploitatie Van Optiek Bedrijven B.V. and GB.Inno.BM S.A., dated October 3, 1983, as amended.

                  "NEWCO" means a company yet to be incorporated under the laws of the Netherlands, with such corporate power and authority and capitalization as shall be determined by HAL, which shall be sufficient to support Newco's obligations under this Agreement.

                  OTHER ASSETS" shall mean such assets as the parties may agree, including, without limitation, (a) the European Intellectual Property Rights,
(b) the assignment of the Belgian Royalty Payments and the agreement by Buyer to perform certain obligations pursuant to Section 5.4 hereof, and (c) CNC's covenant not-to-compete contained in Section 6.1 hereof.

                  "PEARLE B.V." shall have the meaning set forth in the Preamble.

                  "PERSON" means any individual, corporation, partnership, firm, joint venture, association, joint-stock company, trust, unincorporated organization, governmental or regulatory body or other entity.

                  "PILLSBURY" shall have the meaning set forth in the Preamble.

                  "PILLSBURY PAYMENT" shall have the meaning set forth in
Section 2.3.

                  "PURCHASE PRICE" shall have the meaning set forth in
Section 2.1.

                  "SECURITIES ACT" shall mean the United States Securities Act of 1933, as amended.

                  "SHARES" shall have the meaning set forth in the Preamble.

                  "SUBSIDIARY][IES]" shall mean each subsidiary of Pearle B.V. in which Pearle B.V. owns, beneficially or of record directly or indirectly, securities representing 50 percent (50%) or more of the aggregate voting power as listed on Schedule 3.4 to the Master Agreement (collectively, the "Subsidiaries").

                  "TRADEMARK ASSIGNMENT AGREEMENT" shall mean an agreement on terms mutually acceptable to Buyer and CNC pursuant to which CNC shall assign to Buyer or, at Buyer's direction, Pearle B.V. or any of its Subsidiaries, all Intellectual Property rights owned or used by Pearle, Inc. or its Subsidiaries as of the Closing Date to the extent such rights relate to Buyer's Territory.

                  Section 1.2 OTHER TERMS. Other terms may be defined elsewhere in the text of this Agreement and, unless otherwise indicated, shall have such meaning indicated throughout this Agreement. Capitalized terms used and not defined herein shall have the meanings ascribed to such terms in the Master Agreement.

                  Section 1.3 OTHER DEFINITIONAL PROVISIONS. (a) The words "hereof", "herein", and "hereunder" and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

                  (b) The terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa.

                  (c) The term "NLG" shall mean Dutch guilders.

                                    ARTICLE 2

               PURCHASE AND SALE OF THE SHARES AND CERTAIN ASSETS
               --------------------------------------------------

                  Section 2.1 PURCHASE AND SALE OF THE SHARES AND THE OTHER ASSETS. Upon the terms and subject to the conditions set forth herein, Buyer shall purchase from CNC and CNC shall sell to Buyer the Shares and the Other Assets, for an aggregate purchase price of NLG 102,920,000 (the "Purchase Price") to be allocated among the Shares and the respective Other Assets prior to the Closing.

     Section 2.2 CLOSING; DELIVERY AND PAYMENT.

     (a) The closing (the "Closing") shall take place simultaneously with the closing of the Master Agreement. The date on which the Closing occurs is called the "Closing Date," and the Closing shall be deemed effective at 11:59 P.M. (local time) on the Closing Date.

     (b) On the Closing Date, CNC shall cause (i) the Shares to be transferred pursuant to a Notarial Deed of Transfer before any civil law notary of Nauta Dutilh, Rotterdam or any of their deputies and (ii) shall cause the Other Assets to be transferred and (A) the parties shall execute any and all documents and do such other acts as are reasonably necessary in connection therewith and (B) Buyer shall pay to CNC the Purchase Price in immediately available funds an account or accounts to be designated by CNC. These accounts will be designated by CNC not less than two Business Days prior to the Closing.

                                    ARTICLE 3

                      REPRESENTATIONS AND WARRANTIES OF CNC
                      -------------------------------------

     CNC represents and warrants to Buyer as of the date hereof and as of the Closing Date (except that representations and warranties that are made as of a specific date need be true only as of such date) as follows:

     Section 3.1 ORGANIZATION AND AUTHORITY OF CNC. CNC has been duly incorporated, is validly existing and is in good standing under the laws of the State of Delaware, with full power and authority to enter into this Agreement and to perform its obligations hereunder. This Agreement has been duly authorized, executed and delivered by CNC and constitutes a legal, valid and binding obligation of CNC, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles, and no other proceedings on the part of CNC, are necessary to authorize this Agreement and the consummation of the transactions contemplated hereby. Neither the execution and delivery of this Agreement nor compliance by CNC with its terms and provisions will violate any provision of the certificate of incorporation or by-laws of CNC.

     Section 3.2 CAPITAL STOCK OF PEARLE B.V.. Between the date hereof and the delivery of the Shares pursuant to the Notarial Deed of Transfer referred to in
Section 2.2, CNC shall not, and shall cause each of its Subsidiaries (including, following the closing under the Master Agreement, Pearle and Pearle B.V.) not to, grant or agree to grant any preemptive or other outstanding rights, subscriptions, options, warrants, calls, contracts, demands, commitments, convertible securities or other agreements or arrangements of any character or nature whatsoever under which CNC or any of its Subsidiaries is or may become obligated to vote, issue, assign or transfer any shares of the capital stock, or rights or warrants to acquire, or securities convertible into shares of capital stock, of Pearle B.V. or any of its Subsidiaries. As of the Closing, Pearle will have good and valid title to the Shares and, upon consummation of the transactions contemplated in this Agreement, shall have transferred such title to the Shares to Buyer pursuant to the terms of this Agreement, free and clear of any Encumbrances, other than such Encumbrances which were incurred by Buyer or caused to be incurred by Pearle B.V. or any Subsidiary by Buyer as a result of the transactions contemplated by this Agreement.

     Section 3.3 EUROPEAN INTELLECTUAL PROPERTY. Between the date hereof and the delivery of the Trademark Assignment Agreement, CNC shall not, and shall cause each of its Subsidiaries (including, following the closing under the Master Agreement, Pearle and Pearle B.V.) not to, grant or agree to grant any rights to the European Intellectual Property to any third party.

     Section 3.4 REPRESENTATIONS AND WARRANTIES UNDER MASTER AGREEMENT. From and after the closing under the Master Agreement, CNC makes to Buyer the representations and warranties made in Sections 3.2 through 3.24 of the Master Agreement, to the extent such representations and warranties relate to Pearle B.V. or any of its Subsidiaries.

     Section 3.5 NO OTHER REPRESENTATIONS OR WARRANTIES. Except for the representations and warranties contained in this

Article 3, neither CNC nor any other Person makes any other express or implied representation or warranty on behalf of CNC.

                                    ARTICLE 4

                     REPRESENTATIONS AND WARRANTIES OF BUYER
                     ---------------------------------------

     Buyer represents and warrants to CNC as of the date hereof and as of the Closing Date (except that representations and warranties that are made as of a specific date need be true only as of such date) as follows:

     Section 4.1 ORGANIZATION AND AUTHORITY OF BUYER. Buyer is duly incorporated and validly existing under the laws of the Netherlands, with full power and authority to own or lease its assets and to carry on its business substantially as currently conducted. There has been no proposal made or resolution adopted (by the competent corporate body(ies)) for the dissolution or liquidation of such company, and no proposal has been made or resolution adopted (by the competent corporate body(ies)) for the statutory merger of such company with another entity or for a splitting of such company. This Agreement has been duly authorized, executed and delivered by Buyer and constitutes a legal, valid and binding obligation of Buyer, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles, and no other proceedings on the part of Buyer are necessary to authorize this Agreement and the consummation of transactions contemplated hereby. Neither the execution and delivery of this Agreement nor compliance by Buyer with its terms and provisions will violate any provision of the Articles of Association (in Dutch "Statuten") of Buyer.

     Section 4.2 SECURITIES ACT. Buyer is acquiring the Shares solely for the purpose of investment and not with a view to, or for sale in connection with, any distribution thereof in violation of the Securities Act. Buyer acknowledges that the Shares are not registered under the Securities Act or any applicable state securities law, and that such Shares may not be transferred or sold except pursuant to the registration provisions of such Securities Act or pursuant to an applicable exemption therefrom and pursuant to state securities laws and regulations as applicable.

     Section 4.3 NO OTHER REPRESENTATIONS OR WARRANTIES. Except for the representations and warranties contained in this Article IV, neither Buyer nor any other Person makes any other express or implied representation or warranty on behalf of Buyer.

                                    ARTICLE 5

              ENFORCEMENT, COOPERATION AND CERTAIN OTHER COVENANTS
              ----------------------------------------------------

     Section 5.1 ENFORCEMENT. In the event of any breach of Section 3.4 hereof, if Buyer gives notice to CNC within the applicable time period therefor under the Master Agreement that Pillsbury or Pearle, Inc. has breached any representation, warranty, covenant or agreement contained in the Master Agreement with respect to Pearle B.V. or its Subsidiaries for which CNC is entitled to indemnification pursuant to the Master Agreement, CNC shall promptly
(a) enforce, for and on behalf of Buyer and under Buyer's direction, its rights to indemnification with respect to any Losses related thereto pursuant to the Master Agreement and (b) pay to Buyer any amounts received (or with respect to which the benefit through the set-off of any claim under the Master Agreement has been received) by CNC with respect thereto; PROVIDED, however, that, (i) the rights hereunder shall be subject to the Damage Threshold, (ii) Buyer shall be entitled to Losses in an amount up to the Purchase Price in the aggregate, and
(iii) for purposes of the Deductible, (A) all Losses of CNC under the Master Agreement and of Buyer hereunder shall be accumulated, (B) to the extent the Deductible has been exceeded, with respect to all Losses recoverable by CNC under the Master Agreement, CNC shall first satisfy to the fullest possible extent any claim of Buyer hereunder within two Business Days after CNC receives payment from Pillsbury for any Losses.

     Section 5.2 ENFORCEMENT OF MASTER AGREEMENT NON-COMPETE. If Buyer gives notice to CNC that there has been any breach by Pillsbury or any of its Affiliates of the non-competition agreement in the Master Agreement with respect to the Buyer's Territory, CNC shall promptly enforce, for and on behalf of Buyer and under Buyer's direction, its rights under Section 6.9 of the Master Agreement, including, without limitation, including the procurement of injunctive relief. In order to effect such enforcement, CNC hereby constitutes and appoints Buyer its attorney-in-fact, with full power of substitution and resubstitution, for it and in its name, place and stead, to sign any and all pleadings and other documents in connection with the enforcement of Section 6.9 of the Master Agreement with respect to Buyer's Territory, granting unto said attorney-in-fact full power and authority to do and perform each and every act and thing requisite or necessary to have done in and about the premises, as full to all intents and purposes as CNC might or could do.

     Section 5.3 COOPERATION. CNC and Buyer shall cooperate and use their respective reasonable best efforts to fulfill CNC's obligations under the Master Agreement with respect to Pearle B.V. and the Subsidiaries, within the applicable time period therefor under the Master Agreement, including but not limited to Sections 2.4, 5.2, 5.3, 5.4, 5.5, 5.6, 5.7, 6.1, 6.2, 6.4, 6.5, 6.6,
6.7 and 7.2 of the Master Agreement.

                                    ARTICLE 6

                                   NON-COMPETE
                                   -----------

     Section 6.1 CNC'S COVENANT NOT-TO-COMPETE. CNC acknowledges and agrees that the value to Buyer of the transactions provided for herein would be substantially diminished if CNC were to enter into certain business activities in Buyer's Territory and CNC has agreed to the covenant in this Section 6.1 as an inducement to Buyer to enter into this Agreement. CNC specifically acknowledges and agrees that the covenants in this Section 6.1 are commercially reasonable and reasonably necessary to protect the interests Buyer intends to acquire hereunder. If any court of competent jurisdiction shall in any proceedings refuse to enforce such covenant, in whole or in part, because the time limit or geographical extent applicable thereto is deemed unreasonable in the jurisdiction, it is expressly understood and agreed that such covenant shall not be void. Instead, for the purpose of such proceedings, such temporal or geographic limitations shall be deemed to be reduced to the extent necessary to permit the enforcement of such covenant in the particular jurisdiction. CNC agrees that, for five years after the Closing Date, it shall not, directly or indirectly through franchisees or otherwise, engage in the ownership, operation or management of retail stores offering eyecare products in Buyer's Territory other than through its participation in Newco or any of its Affiliates.

     Section 6.2 BUYER'S COVENANT NOT-TO-COMPETE. Buyer acknowledges and agrees that the value to CNC of the transactions provided for herein would be substantially diminished if Buyer were to enter into certain business activities in CNC's Territory and Buyer has agreed to the covenant in this Section 6.2 as an inducement to CNC to enter into this Agreement. Buyer specifically acknowledges and agrees that the covenants in this Section 6.2 are commercially reasonable and reasonably necessary to protect the interests of CNC. If any court of competent jurisdiction shall in any proceedings refuse to enforce such covenant, in whole or in part, because the time limit or geographical extent applicable thereto is deemed unreasonable in the jurisdiction, it is expressly understood and agreed that such covenant shall not be void. Instead, for the purpose of such proceedings, such temporal or geographic limitations shall be deemed to be reduced to the extent necessary to permit the enforcement of such covenant in the particular jurisdiction. Buyer agrees that, for five years after the Closing Date, it shall not, directly or indirectly through franchisees or otherwise, engage in the ownership, operation or management of retail stores offering eyecare products in CNC's Territory other than through the participation by HAL or Newco in CNC or any of its Affiliates.

     Section 6.3 INJUNCTIVE RELIEF. CNC and Buyer agree that money damages would be an inadequate remedy for a violation of the covenant set forth in this Article 6. Accordingly, Buyer and CNC shall each be entitled, in addition to any other rights and remedies that it may have, to injunctive relief to enjoin any such breach.

     Section 6.4 HIRING OF EMPLOYEES. Each party agrees that, for a period of two (2) years following the Closing Date, neither party shall solicit the employment of any person, it knows to be an employee of the other (other than any hourly worker or any Employee who serves in clerical function) without the prior written consent of the other party; PROVIDED, HOWEVER, that (i) general solicitations of employment published in a journal, newspaper or other publication of general circulation and not specifically directed towards such employees shall not be deemed to constitute solicitation for purposes of this
Section 6.4 and (ii) each party and their respective representatives shall not be prohibited from employing any such person who contacts them on his or her own initiative and without any solicitation by the other party.

                                    ARTICLE 7

                              CONDITIONS TO CLOSING
                              ---------------------

     Section 7.1 CONDITIONS TO OBLIGATIONS OF BUYER. The obligation of Buyer to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction or waiver by Buyer in writing on or prior to the Closing Date of the following condition:

          (a) CNC shall have executed and delivered to Buyer a Trademark Assignment Agreement.

     Section 7.2 CONDITIONS TO OBLIGATIONS OF BUYER AND CNC. The obligations of the parties to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction or waiver by both parties on or prior to the Closing Date of the following conditions:

          (a) The Subsequent Sale under the Master Agreement shall have occurred.

          (b) No court or governmental authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, or non-appealable judgment, decree, injunction or other order which is in effect on the Closing Date and prohibits the consummation of the Closing.

                                    ARTICLE 8

                                   TERMINATION
                                   -----------

     This Agreement shall terminate automatically upon the termination of the Master Agreement and otherwise may be terminated at any time prior to the Closing only by agreement of Buyer and CNC.

                                    ARTICLE 9

                                  MISCELLANEOUS
                                  -------------

     Section 9.1 AMENDMENT AND MODIFICATION; WAIVER. This Agreement may only be amended or modified in writing, signed by CNC and Buyer, at any time prior to the Closing with respect to any of the terms contained herein. At any time prior to the Closing either CNC or Buyer may (a) extend the time for the performance of any of the obligations or other acts of the other party hereto, (b) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any of the agreements or conditions of the other party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party granting such extension or waiver.

     Section 9.2 EXPENSES. Except as otherwise expressly provided in this Agreement, whether or not the transactions contemplated by this Agreement are consummated, the parties shall bear their own respective expenses (including, but not limited to, all compensation and expenses of their respective employees and all fees and expenses of financial advisors and financing sources, consultants and other advisors, incurred in connection with this Agreement and the transactions contemplated hereby. Notwithstanding the foregoing, CNC shall bear all fees and expenses of Jones, Day, Reavis & Pogue and Arthur Andersen LLP

(U.S.) and Buyer shall bear all fees and expenses of Nauta Dutilh, Stibbe Simont Monahan Duhot and Arthur Andersen (Europe).

     Section 9.3 PUBLIC DISCLOSURE. Each of the parties to this Agreement hereby agrees with the other parties hereto that, except as may be required to comply with the requirements of applicable law or the rules and regulations of each stock exchange upon which the securities of either of the parties or its Affiliates is listed, no press release or similar public announcement or communication shall be made or caused to be made concerning the execution or performance of this Agreement unless specifically approved in advance by all parties hereto; PROVIDED, HOWEVER, that to the extent that either party to this Agreement is required by law or the rules and regulations of any stock exchange upon which the securities of either of the parties or its Affiliates is listed to make such a public disclosure, such public disclosure shall only be made after prior consultation with the other party to this Agreement.

     Section 9.4 ASSIGNMENT. No party to this Agreement may assign any of its rights or obligations under this Agreement without the prior written consent of the other party hereto; PROVIDED, that CNC may assign this Agreement to a wholly-owned subsidiary, PROVIDED, HOWEVER, that such assignment shall not be permitted if it would subject Buyer to any additional obligations and PROVIDED FURTHER that HAL may assign this Agreement to Newco.

     Section 9.5 ENTIRE AGREEMENT. This Agreement (including all Schedules hereto) contains the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings, oral or written, with respect to such matters, except for the Confidentiality Agreement which shall remain in full force and effect for the term provided for therein.

     Section 9.6 FULFILLMENT OF OBLIGATIONS. Any obligation of any party to any other party under this Agreement, which obligation is performed, satisfied or fulfilled by an Affiliate of such party, shall be deemed to have been performed, satisfied or fulfilled by such party.

     Section 9.7 PARTIES IN INTEREST; NO THIRD PARTY BENEFICIARIES. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns. Nothing in this Agreement, express or implied, is intended to confer upon any Person other than Buyer, CNC, or their successors or respective permitted assigns, any rights or remedies under or by reason of this Agreement.

     Section 9.8 COUNTERPARTS. This Agreement and any amendments hereto may be executed in one or more counterparts, each of which shall be deemed to be an original by the parties executing such counterpart, but all of which shall be considered one and the same instrument.

     Section 9.9 SECTION HEADINGS. The section and paragraph headings and table of contents contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

     Section 9.10 NOTICES. All notices hereunder shall be deemed given if in writing and delivered personally or sent by telecopy, telex or telegram or by registered or certified mail (return receipt requested) to the parties at the following addresses (or at such other addresses as shall be specified by like notice):

                  (a)      if to CNC, to:

                                    Cole National Corporation
                                    5915 Landerbrook Drive
                                    Mayfield Heights, Ohio  44124
                                            Attention:  Treasurer
                                    Fax:  216-461-3489

                           With a copy to:

                                    Jones, Day, Reavis & Pogue
                                    North Point
                                    401 Lakeside Avenue
                                    Cleveland, Ohio  44114
                                    United States
                                            Attention: David P. Porter
                                    Fax: 216-579-0212

                  (b)      if to Buyer, to:

                                    HAL Investments B.V.
                                    "Plaza", Weena 674
                                    3012 CN Rotterdam
                                    The Netherlands
                                            Attention:  Mel Groot
                                    Fax:  31-10-281-6528





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



                           With a copy to:

                                    Nauta Dutilh
                                    Weena 750
                                    3014 DA Rotterdam
                                    The Netherlands
                                        Attention: Peter Goes
                                    Fax: 31-10-414-8444

Any notice given by mail or telegram shall be effective when received. Any notice given by telex shall be effective when the appropriate telex or telecopy answer back is received.

     Section 9.11 MEDIATION. All disputes arising under this Agreement shall be governed under the laws of the Netherlands and shall be submitted to a mediation panel to be conducted in accordance with the rules of the Netherlands Mediation Institute in the English language prior to the commencement of arbitration; PROVIDED, HOWEVER, that either party may seek a preliminary injunction or other preliminary judicial relief regardless of the provisions of this Section, if, in its judgment, such action is necessary to avoid irreparable damage. The mediation panel shall consist of three persons. One shall be Arthur Andersen L.L.P. One shall be an internationally recognized firm of independent public accountants of Buyer's choice. The third member of the mediation panel shall be chosen by the other two members of the mediation panel. The party desiring to submit any matter to mediation shall do so by written notice to the other party, which notice shall set forth the items to be mediated. The mediation panel shall be required to conduct




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a mediation session within fifteen (15) days after the receiving party receives such notification. All parties shall send high level representatives with the ability to resolve the dispute but no outside lawyers shall participate. The parties shall work with the mediation panel in good faith for at least a period of three (3) days if necessary to resolve the dispute. If the parties are unable to resolve the dispute, arbitration may then be initiated by either party. Any such arbitration will be in accordance with the rules of the Netherlands Arbitration Institute. The arbitration proceedings and all documents delivered to or by the arbitrators shall be in English and the arbitrators shall make their award in accordance with the rules of law. The venue for the proceedings shall be Rotterdam. The fees and expenses of the mediation panel shall be paid equally by Buyer and CNC.

     Section 9.12 SEVERABILITY. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any person or entity or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement




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



and the application of such provision to other persons, entities or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.




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     IN WITNESS WHEREOF, this Agreement has been signed on behalf of each of the parties hereto as of the date first written above.


                                       COLE NATIONAL CORPORATION



                                       By  /S/ JEFFREY A. COLE
                                         -----------------------------
                                           Name: Jeffrey A. Cole
                                           Title:  Chairman and Chief
                                                   Executive Officer


                                       HAL INVESTMENTS B.V.



                                       By  /S/ MEL GROOT
                                         -----------------------------
                                           Name:  Mel Groot
                                           Title: Director